Exhibit 99

HILLENBRAND INDUSTRIES
Press Release

Dräger Medical Gains Access To The U.S. Neonatal Care Industry By Acquiring
Hillenbrand Industries’ Infant Care Business

Lübeck, Germany / Batesville, Ind. (USA), September 29, 2003 — Dräger Medical AG & Co. KGaA and Hillenbrand Industries, Inc., announced today that a contract has been signed for Dräger Medical to acquire the Air-Shields infant care business of Hill-Rom Company, Inc, a subsidiary of Hillenbrand Industries. Air-Shields, based in Hatboro, PA., with its 200 employees, has generated worldwide net revenue of approximately USD 40 million (approximately 36 million Euro) in 2002.

Air-Shields is a leading provider of infant care warming therapy, incubators and other infant care products. Dräger Medical plans to consolidate Air-Shields’ employees and assets into the Lübeck-based company. The transaction should be completed sometime early in 2004. Following receipt of necessary regulatory approvals the Air-Shields acquisition will provide Dräger Medical access to the important U.S. neonatal business.

Dr. Wolfgang Reim, President & CEO of Dräger Medical said, “Through this acquisition, Dräger Medical gains access to the important U.S. neonatal business and extends its portfolio in neonatal care by adding products tailored to the needs of our North American customers. We will also be able to offer our North American customers comprehensive solutions combined with patient monitoring. Clinical staff will benefit from these integrated solutions through increased quality of therapy and process cost reductions.”

Hillenbrand Industries’ President and Chief Executive Officer, Frederick W. Rockwood said, “Hillenbrand’s sale of Hill-Rom’s infant care business was a difficult decision, but it is an important piece of our strategy to strengthen and streamline our portfolio of businesses — while at the same time investing in higher growth strategic lines of business.”

Hill-Rom will retain its maternal care business, including its products for labor and delivery and fetal monitoring.

R. Ernest Waaser, President and Chief Executive Officer of Hill-Rom added, “The Air-Shields business fits very well in Dräger’s portfolio and we are committed to making this a smooth transition for our customers.”

About Hillenbrand Industries:

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville.

Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, furniture, communication systems, surgical columns, medical gas management systems and headwall systems.

Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

About Dräger Medical:

Dräger Medical is one of the world’s leading manufacturers of medical equipment. As the largest division of Drägerwerk AG, Dräger Medical, a Dräger and Siemens Company, offers products, services, and integrated systems throughout the patient care process in all CareAreas™: Emergency Care, OR/Anesthesia, Critical Care, Perinatal Care, and Home Care.

With headquarters in Lübeck, Germany, Dräger Medical has a worldwide workforce of approximately 5,700. R&D and production are located in Lübeck, Germany, Best, Netherlands, Telford, PA and Danvers, MA in the United States, and Shanghai, China. The company has sales and service subsidiaries in over 40 countries and is represented in more than 190. In fiscal 2002, the company increased net sales by about 5 percent to reach €848.3 million (2001: 805.4) and nearly doubled EBIT to €75.3 million (2001: 39.0). Dräger Medical is still outperforming the market, with a growth rate of about 7 percent a year. The company increased EBIT from €9.1 million in 2000 to €75.3 million in 2002, distinguishing the first two years of its turn-around business.

Dräger Medical provides innovative solutions that are the result of a close dialog with customers, years of experience in the market, and continuous investment in R&D. The company’s goal is to improve the quality of patient care while supporting cost-reduction in the health care sector. Additional information about Dräger Medical is available on the company’s website at www.draeger-medical.com

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. Hillenbrand has tried, wherever possible, to identify these forward-looking statements by using words such as “expect,” “will” and similar terms, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include statements about the timing of completion of the transaction and statements about Hillenbrand’s strategy. It is important to note that Hillenbrand’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: failure to obtain, or delays in obtaining, required regulatory approvals for the transaction, failure of other conditions for completion of the transaction to be satisfied, Hillenbrand’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether Hillenbrand’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of Hillenbrand’s enterprise resource planning system, compliance with FDA regulations, the performance of Hillenbrand’s insurance investment portfolio, potential exposure to product liability or other claims, a lack of success in achieving expected efficiencies and cost reductions from announced restructuring and realignment activities, the failure of Hillenbrand to execute its acquisition strategy, or certain tax-related matters. Hillenbrand assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by Hillenbrand in its periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

Contacts:

Hillenbrand Industries: Investors: Wendy Wilson, Vice President, Investor Relations, 812-934-7670, News Media: Christopher P. Feeney, Director, Public Affairs & Corporate Communications, 812-934-8197, Health Care Trade Media: Kim Tipton, Director, Corporate Communications, Hill-Rom, 812-931-2314.

Drägerwerk AG: Dr. Welf Böttcher, Corporate Communications, Investor Relations (+49-451) 8 82-2201 welf.boettcher@draeger.com

###

3